SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2009

HIGHWOODS PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13100	56-1871668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

HIGHWOODS REALTY LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

North Carolina	000-21731	56-1869557
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(Address of principal executive offices, zip code)

Registrants’ telephone number, including area code: (919) 872-4924

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2009, we obtained a new $400 million unsecured revolving credit facility, which replaces our previously existing revolving credit facility that had been scheduled to mature on May 1, 2010.  We expect to use our new revolving credit facility for working capital purposes and for the short-term funding of our development and acquisition activity and, in certain instances, the repayment of other debt. Continuing ability to borrow under the revolving credit facility allows us to quickly capitalize on strategic opportunities at short-term interest rates. There are currently no amounts outstanding under our revolving credit facility.  We have no debt maturing through the end of 2011 other than our $70 million secured construction facility, which is scheduled to mature in December 2010 but can be extended by us for two successive one-year periods assuming no defaults have occurred, and a $137.5 million unsecured term loan that matures in February 2011.

Banc of America Securities LLC and Wells Fargo Securities, LLC served as Joint Lead Arrangers and Joint Book Runners on the new revolving credit facility with Bank of America, N.A. serving as Administrative Agent and Wells Fargo Bank, National Association serving as Syndication Agent.  Branch Banking & Trust Co. and PNC Bank are Co-Documentation Agents.  Other lenders include US Bank, Regions Bank, Capital One, N.A./Chevy Chase Bank, Comerica Bank, Morgan Stanley Bank, N.A., RBC Bank (USA), Union Bank, N.A. and First Tennessee Bank.

Our new revolving credit facility is scheduled to mature on February 21, 2013. The new revolving credit facility includes an accordion feature that allows for an additional $50 million of borrowing capacity subject to additional lender commitments. Assuming we continue to have three publicly announced ratings from the credit rating agencies, the interest rate and facility fee under our revolving credit facility are based on the lower of the two highest publicly announced ratings. Based on our current credit ratings, the interest rate is LIBOR plus 290 basis points and the annual base facility fee is 60 basis points.

Like our previous revolving credit facility, our new revolving credit facility requires us to comply with customary operating covenants and various financial requirements, including a requirement that we maintain a ratio of total liabilities to total asset value of no more than 60%. For purposes of our new revolving credit facility, total asset value depends upon the effective economic capitalization rate (after deducting capital expenditures) used to determine the value of our buildings. Depending upon market conditions for comparable property types, the lenders have the right to increase the capitalization rate by up to 25 basis points once each calendar year. Any such increase in capitalization rates, without a corresponding reduction in total liabilities, could make it more difficult for us to maintain a ratio of total liabilities to total asset value of no more than 60%, which could have an adverse effect on our ability to borrow additional funds under our new revolving credit facility. Upon an event of default, lenders having at least 66.7% of the total commitments under our new revolving credit facility can accelerate all borrowings then outstanding and prohibit us from borrowing any further amounts under our new revolving credit facility, which could adversely affect our ability to fund our operations.

We are currently in compliance with all such covenants and requirements. Although we expect to remain in compliance with these covenants and ratios for at least the next year, depending upon our future operating performance, property and financing transactions and general economic conditions, we cannot assure you that we will continue to be in compliance. See our 2008 Annual Report on Form 10-K and subsequent SEC reports for a discussion of factors that could cause actual results to differ materially from our current expectations.

Item 1.02.	Termination of a Material Definitive Agreement.

The information in this report set forth above under Item 1.01 regarding the termination of our previously existing revolving credit facility is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this report set forth above under Item 1.01 regarding our new revolving credit facility is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

No.           Description

10	Credit Agreement, dated as of December 21, 2009, by and among Highwoods Realty Limited Partnership, Highwoods Properties, Inc., Highwoods Services, Inc. and the lenders named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HIGHWOODS PROPERTIES, INC.
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller
Vice President, General Counsel and Secretary

HIGHWOODS REALTY LIMITED PARTNERSHIP
By: Highwoods Properties, Inc., its general partner
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller
Vice President, General Counsel and Secretary

Dated:  December 22, 2009